Exhibit 99.(j-2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of SM&R Alger Technology Fund on Form N-1a of our report dated September 27, 2006, on our audit of the financial statements and financial highlights of SM&R Alger Technology Fund as of August 31, 2006, and for the year then ended, which is incorporated by reference into this Registration Statement.

BKD, LLP

Houston, Texas

October 8, 2007